FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Third Quarter 2012
Financial Results

◦	Net revenue increased 21.6% to $539.2 million over the prior year third quarter

◦	Net earnings were $20.5 million; $30.4 million after adjustments

◦	Diluted net earnings per share of $0.30; Adjusted EPS of $0.44

◦	Adjusted EBITDA increased 20.1% to $58.5 million

◦	Projected growth in net revenue for full year 2012 revised to an expected range of 17.0% to 18.0% from the prior 16.0% to 17.0% guidance

KNOXVILLE, Tenn. - October 31, 2012 - Team Health Holdings, Inc. ("TeamHealth") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its third quarter of 2012.
"We are pleased with our third quarter results, as we delivered growth in revenue, Adjusted EBITDA, and Adjusted EPS. These results represent the strongest revenue growth we have delivered as a public company and showcase our balanced and broad based approach to meeting our revenue growth goals," said TeamHealth President and Chief Executive Officer, Greg Roth.
"Over the quarter, all of our growth drivers delivered contributions to revenue, which include same contract, acquisitions and net contract growth. Acquisition growth was the largest component of consolidated revenue growth as the recent acquisitions that closed in the second half of 2011 and through the third quarter of 2012 continue to support revenue and earnings growth. Net new contract growth continued to perform well as we benefited from the new hospital relationships added through our sales and marketing process.  Finally, same contract revenue contributed steady growth, driven by increases in volume and increases in estimated collections per visit. Moving into the final quarter 2012, we remain confident about our prospects with a strong acquisition pipeline, opportunities for additional new contract wins and continued same contract revenue growth.
“As a result of our financial performance through the first nine months of 2012, including the contribution from our recent acquisitions, and our current expectations about operating trends and growth opportunities for the fourth quarter of 2012, we have increased our estimates for net revenue growth for fiscal year 2012 to range between $2.04 billion and $2.06 billion, reflecting a growth rate of between 17.0% and 18.0%, which is an increase from the prior guidance of 16.0% to 17.0% annual growth rate in net revenue. Historically, our fiscal fourth quarter typically is a period of reduced operating margins due to a combination of softer volume and increases in seasonal costs. Due to this seasonal trend as well as the potential for disruptions in hospital operations, patient visits, and surgical cases in areas impacted by Hurricane Sandy, we are projecting Adjusted EBITDA margin for the full year of 2012 to range around 10.4%.
"In addition, on October 11, 2012, we announced plans to seek a refinancing of certain components of our outstanding debt, which will extend our debt maturities and provide us with increased financial capacity and a solid capital structure to support our plans for future growth." concluded Mr. Roth.
Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, "In today's dynamic healthcare environment, TeamHealth remains a premier partner for strong physician groups and hospitals. We continue to utilize our national infrastructure and strong physician leadership to drive operational improvements across our growing network of high quality affiliated providers, while making investments in patient safety, risk management, operational efficiency and customer satisfaction. We remain fully committed to providing our affiliated clinicians the support required to deliver exceptional patient care while generating long-term shareholder value.”
2012 Third Quarter Results
Net revenue increased 21.6% to $539.2 million from $443.6 million in the third quarter of 2011. Acquisitions contributed 14.3%, new contracts net of terminations contributed 4.4%, and same contracts contributed 2.9% of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $12.9 million, or 3.1%, to $423.4 million from $410.4 million in the third quarter of 2011. Same contract fee-for-service volume growth of 2.5% provided a 1.9% increase in same contract revenue growth while increases in estimated collections on fee-for-service visits of 2.5% provided a 1.8% increase in same contract revenue growth between quarters. Contract and other revenue decreased same contract revenue growth between quarters by 0.6% due primarily to conversions to fee-for-service billing arrangements and reductions in contract revenue support as a result of increases in fee-for-service revenue within the emergency medicine division and contract revenue reductions in the military and locums divisions. Acquisitions contributed $63.3 million of revenue growth and net new contract revenue increased by $19.4 million between quarters.
Reported net earnings were $20.5 million, or $0.30 diluted net earnings per share, compared to net earnings of $15.3 million, or $0.23 diluted net earnings per share, in the third quarter of 2011. The financial results for the third quarter of 2012 included $7.6 million ($4.8 million after-tax) of contingent purchase compensation expense and non-cash amortization expense of $8.1 million ($5.1 million after tax). Excluding these items, net earnings for the third quarter of 2012 would have been $30.4 million and Adjusted EPS would have been $0.44 per share. Financial results for the third quarter of 2011 included $2.7 million of contingent purchase compensation expense ($1.7 million after-tax), non-cash amortization expense of $4.4 million ($2.8 million after-tax) and a $5.3 million increase in prior year professional liability loss reserves ($3.2 million after tax). Excluding these items, net earnings for the third quarter of 2011 would have been $22.9 million and Adjusted EPS would have been $0.34 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.
Third quarter 2012 net earnings were impacted by transaction costs of $1.3 million compared to $1.5 million in 2011. Third quarter 2012 net earnings also reflected a realized gain of $2.5 million as a component of other income primarily associated with the sale of investments at the Company's insurance subsidiary during the quarter.
Cash flow used in operations for the quarter was $7.1 million compared to cash provided from operations of $31.0 million in the same quarter in 2011. Included in operating cash flows were contingent purchase payments of $15.9 million in 2012 and $4.8 million in 2011. Also included in operating cash flow in 2012 were $37.3 million in premium payments to a commercial insurance carrier in connection with a loss portfolio transfer by the Company's insurance subsidiary. The loss portfolio transfer premiums were funded by the sale of existing insurance investments during the quarter. Excluding the impact of contingent purchase and loss portfolio transfer premium payments, operating cash flows would have been $46.1 million in 2012 and $35.8 million in 2011. The $10.3 million increase in operating cash flow (excluding the impact of contingent purchase and loss portfolio transfer premium payments) between quarters was principally the result of increased net earnings.
Adjusted EBITDA increased 20.1% to $58.5 million from $48.7 million in the third quarter of 2011, and Adjusted EBITDA margin was 10.8% compared to 11.0% for the same quarter in 2011. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.
As of September 30, 2012, the Company had cash and cash equivalents of approximately $7.1 million and $102.0 million of available borrowings under a revolving credit facility (without giving effect to $6.0 million of undrawn letters of credit). The Company's total outstanding debt was $510.5 million, including

$123.0 million outstanding under its revolving credit facility. The decrease in total debt in the third quarter of 2012 was $7.9 million, which reflected a $5.4 million decrease of outstanding revolver borrowings and $2.5 million of term debt payments.
On October 11, 2012, the Company announced that it plans to amend and extend its existing credit facility. If approved, the proposed amendment would increase the Company's existing Term A Loan Facility and extend its maturity until 2017 as well as extend the maturity of the Revolving Credit Facility to 2017. The use of proceeds from the increased Term A Loan will be used to repay outstanding borrowings under the Revolving Credit Facility and other general corporate purposes. The Company expects to pay an interest rate consistent with current market conditions on the Term A Loan Facility and Revolving Credit Facility. The Company will also pay a market based fee to new lenders and existing lenders that agree to extend and amend their term loans and revolving credit commitments. The existing $250 million Term B Loan Facility is not subject to the proposed amendment and will remain in place with current terms and conditions. The amended credit facility is expected to close on or around November 1, 2012.

2012 First Nine Months Results
Net revenue in the nine months ended September 30, 2012 increased 18.8% to $1.52 billion from $1.28 billion for the same period of 2011. Acquisitions contributed 11.0% of the growth, and new contracts, net of terminations, contributed 4.3% of the growth. Same contract revenue contributed 3.5% of the growth in net revenue. Same contract revenue for the nine months ended September 30, 2012 increased $44.7 million, or 4.0%, to $1.17 billion from $1.13 billion in the same period a year ago. Fee-for-service volume growth provided a 2.0% increase in same contract revenue growth as the number of visits increased 2.5% from the same contract volume reported in the nine months ended September 30, 2011. Increases in estimated collections on fee-for-service visits of 2.8% provided a 2.0% increase in same contract revenue growth between periods. Contract and other revenue was unchanged between periods. Acquisitions contributed $140.6 million of growth between periods. Net new contract revenue increased by $55.6 million.
Reported net earnings were $49.0 million in the nine months ended September 30, 2012, or $0.72 diluted net earnings per share, compared to net earnings of $52.2 million, or $0.79 diluted net earnings per share, in the same period of 2011. The 2012 first nine months financial results included $26.1 million ($16.2 million after-tax) of contingent purchase compensation expense and non-cash amortization expense of $21.5 million ($13.6 million after-tax). In addition, the financial results for the 2012 first nine months included an increase in prior year professional liability loss reserves of $5.2 million ($3.1 million after-tax). Excluding these items, net earnings for the 2012 first nine months would have been $81.9 million and Adjusted EPS would have been $1.21 per share. Financial results for the same period in 2011 included $7.8 million of contingent purchase compensation expense ($4.7 million after-tax), non-cash amortization expense of $11.6 million ($7.4 million after-tax), a loss on the refinancing of debt of

$6.0 million ($3.7 million after-tax) and an increase in prior year professional liability loss reserves of $5.3 million ($3.2 million after-tax). Excluding these adjustments, net earnings for the same period in 2011 would have been $71.2 million and Adjusted EPS would have been $1.07 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.
Cash flow provided by operations for the nine months ended September 30, 2012 was $23.6 million compared to $55.1 million in 2011. Included in operating cash flows were contingent purchase payments of $17.9 million in 2012 and $12.0 million in 2011. Also included in operating cash flows in 2012 were $37.3 million in premium payments related to the loss portfolio transfer. Excluding the impact of contingent purchase and the loss transfer payments, operating cash flows in 2012 would have been $78.8 million compared to $67.2 million in 2011, reflecting an increase of $11.6 million.
Adjusted EBITDA for the nine months ended September 30, 2012 increased to $164.2 million from $144.7 million for the same nine months of 2011, and Adjusted EBITDA margin was 10.8% compared to 11.3% for the same period in 2011. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.
Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, November 1, to discuss its 2012 fiscal third quarter results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-8416, or for international callers, 1-480-629-9808. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4570059. The replay will be available until November 8, 2012.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 17 regional locations and multiple service lines, TeamHealth's approximately 8,500 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share”. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2011	September 30, 2012
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,855	$7,071
Accounts receivable, less allowance for uncollectibles of $265,293 and $342,833 in 2011 and 2012, respectively	307,874	370,299
Prepaid expenses and other current assets	24,021	33,399
Receivables under insured programs	14,129	27,177
Income tax receivable	1,438	—
Total current assets	357,317	437,946
Investments of insurance subsidiary	94,300	66,325
Property and equipment, net	34,674	46,449
Other intangibles, net	101,910	134,294
Goodwill	232,215	322,742
Deferred income taxes	36,188	42,829
Receivables under insured programs	31,581	54,024
Other	40,082	43,799
	$928,267	$1,148,408
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,356	$20,987
Accrued compensation and physician payable	153,674	163,502
Other accrued liabilities	109,649	102,224
Income tax payable	—	3,281
Current maturities of long-term debt	35,000	133,938
Deferred income taxes	38,068	47,938
Total current liabilities	358,747	471,870
Long-term debt, less current maturities	385,000	376,562
Other non-current liabilities	167,120	208,786
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 65,589 and 67,145 shares issued and outstanding at December 31, 2011 and September 30, 2012, respectively)	656	671
Additional paid-in capital	541,216	567,414
Accumulated deficit	(527,774)	(478,779)
Accumulated other comprehensive income	3,302	1,884
Shareholders' equity	17,400	91,190
	$928,267	$1,148,408

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended September 30,
	2011	2012
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$811,927	$984,843
Provision for uncollectibles	368,364	445,621
Net revenue	443,563	539,222
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	345,037	418,243
Professional liability costs	19,635	18,074
General and administrative expenses (includes contingent purchase compensation expense of $2,730 and $7,558 in 2011 and 2012, respectively)	40,210	55,170
Other expense (income)	1,878	(3,303)
Depreciation	2,850	3,962
Amortization	4,363	8,058
Interest expense, net	3,410	4,151
Transaction costs	1,458	1,287
Earnings before income taxes	24,722	33,580
Provision for income taxes	9,472	13,127
Net earnings	$15,250	$20,453
Net earnings per share
Basic	0.23	0.31
Diluted	0.23	0.30
Weighted average shares outstanding
Basic	65,302	66,712
Diluted	66,791	68,746
Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $510 and $(781) for 2011 and 2012, respectively	949	(1,452)
Total comprehensive earnings	$16,199	$19,001

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Nine Months Ended September 30,
	2011	2012
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$2,295,043	$2,755,486
Provision for uncollectibles	1,011,750	1,231,303
Net revenue	1,283,293	1,524,183
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	985,770	1,182,648
Professional liability costs	49,518	57,042
General and administrative expenses (includes contingent purchase compensation expense of $7,800 and $26,143 in 2011 and 2012, respectively)	121,871	160,034
Other expense (income)	1,218	(4,476)
Depreciation	9,164	10,611
Amortization	11,639	21,507
Interest expense, net	9,200	11,682
Transaction costs	2,653	3,792
Loss on refinancing of debt	6,022	—
Earnings before income taxes	86,238	81,343
Provision for income taxes	34,018	32,350
Net earnings	$52,220	$48,993
Net earnings per share
Basic	0.80	0.74
Diluted	0.79	0.72
Weighted average shares outstanding
Basic	64,912	66,037
Diluted	66,404	67,943
Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $823 and $(763) for 2011 and 2012, respectively	1,529	(1,418)
Net change in fair value of swaps, net of tax of $359 for 2011	562	—
Total comprehensive earnings	$54,311	$47,575

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2011	2012
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$15,250	$20,453
Adjustments to reconcile net earnings:
Depreciation	2,850	3,962
Amortization	4,363	8,058
Amortization of deferred financing costs	211	197
Employee equity-based compensation expense	1,318	1,961
Provision for uncollectibles	368,364	445,621
Deferred income taxes	1,697	3,805
Loss on sale or disposal of equipment	212	1
Equity in joint venture income	(711)	(794)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(380,730)	(463,243)
Prepaids and other assets	3,258	425
Income tax accounts	(1,730)	319
Accounts payable	8,586	(210)
Accrued compensation and physician payable	3,440	12,103
Other accrued liabilities	1,402	(10,056)
Contingent purchase liabilities	(2,093)	(7,817)
Professional liability reserves	5,264	(21,874)
Net cash provided by (used in) operating activities	30,951	(7,089)
Investing Activities
Purchases of property and equipment	(1,958)	(6,100)
Cash paid for acquisitions, net	(125,503)	(27,657)
Purchases of investments by insurance subsidiary	(21,324)	(94,027)
Proceeds from investments by insurance subsidiary	18,993	122,145
Net cash used in investing activities	(129,792)	(5,639)
Financing Activities
Payments on notes payable	(2,500)	(2,500)
Proceeds from revolving credit facility	114,500	222,300
Payments on revolving credit facility	(55,000)	(227,700)
Payments of financing costs	(24)	—
Proceeds from exercise of stock options	1,975	13,769
Tax benefit from exercise of stock options	—	807
Stock issuance costs	—	(453)
Net cash provided by financing activities	58,951	6,223
Net decrease in cash	(39,890)	(6,505)
Cash and cash equivalents, beginning of period	48,904	13,576
Cash and cash equivalents, end of period	$9,014	$7,071
Interest paid	$3,631	$4,788
Taxes paid	$9,548	$8,902

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2011	2012
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$52,220	$48,993
Adjustments to reconcile net earnings:
Depreciation	9,164	10,611
Amortization	11,639	21,507
Amortization of deferred financing costs	1,114	596
Employee equity-based compensation expense	2,706	4,822
Provision for uncollectibles	1,011,750	1,231,303
Deferred income taxes	7,876	3,992
Loss on refinancing of debt	1,654	—
Loss (gain) on sale of equipment	252	(61)
Equity in joint venture income	(2,231)	(2,201)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,055,228)	(1,278,193)
Prepaids and other assets	(401)	(5,951)
Income tax accounts	(64)	(2,161)
Accounts payable	(3,328)	(3,275)
Accrued compensation and physician payable	8,920	8,853
Contingent purchase compensation expense liability	3,873	8,773
Other accrued liabilities	(4,214)	(15,114)
Professional liability reserves	9,442	(8,890)
Net cash provided by operating activities	55,144	23,604
Investing Activities
Purchases of property and equipment	(6,052)	(15,695)
Sale of property and equipment	90	171
Cash paid for acquisitions, net	(125,828)	(146,529)
Purchases of investments by insurance subsidiary	(61,718)	(138,913)
Proceeds from investments by insurance subsidiary	59,308	164,707
Other investing activities	—	(2,000)
Net cash used in investing activities	(134,200)	(138,259)
Financing Activities
Payments on notes payable	(406,250)	(7,500)
Proceeds from notes payable	400,000	—
Proceeds from revolving credit facility	114,500	683,600
Payments on revolving credit facility	(55,000)	(585,600)
Proceeds from the issuance of common stock under stock purchase plans	872	1,054
Proceeds from exercise of stock options	11,885	20,635
Tax benefit from exercise of stock options	—	807
Stock issuance costs	(491)	(1,106)
Payments of financing costs	(7,783)	(19)
Net cash provided by financing activities	57,733	111,871
Decrease in cash and cash equivalents	(21,323)	(2,784)
Cash and cash equivalents, beginning of period	30,337	9,855
Cash and cash equivalents, end of period	$9,014	$7,071
Interest paid	$10,634	$12,842
Taxes paid	$25,910	$30,552

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Team Health Holdings, Inc.
Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
The following table sets forth a reconciliation of net earnings to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(in thousands)
Net earnings	$15,250	$20,453	$52,220	$48,993
Interest expense, net	3,410	4,151	9,200	11,682
Provision for income taxes	9,472	13,127	34,018	32,350
Depreciation	2,850	3,962	9,164	10,611
Amortization	4,363	8,058	11,639	21,507
Other expense (income)(a)	1,878	(3,303)	1,218	(4,476)
Contingent purchase compensation expense(b)	2,730	7,558	7,800	26,143
Loss on refinancing of debt(c)	—	—	6,022	—
Transaction costs(d)	1,458	1,287	2,653	3,792
Employee equity-based compensation expense(e)	1,318	1,961	2,706	4,822
Insurance subsidiary interest income	588	429	1,753	1,541
Professional liability loss reserve adjustments associated with prior years	5,345	—	5,345	5,165
Severance and other charges	2	768	930	2,062
Adjusted EBITDA	$48,664	$58,451	$144,668	$164,192

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

(b)	Reflects contingent purchase compensation expense associated with earnout arrangements on acquisition transactions.

(c)	Reflects the write-off of deferred financing costs of $1,654 from the previous term loan, as well as certain fees and expenses associated with the debt refinancing.

(d)	Reflects expenses associated with acquisition transaction fees.

(e)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.
Adjusted Earnings Per Share
(in thousands, except per share data)

We present Adjusted earnings per share (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net income, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended September 30,
	2011		2012
Diluted weighted average shares outstanding	66,791		68,746
Net earnings and diluted net earnings per share, as reported	$15,250	$0.23	$20,453	$0.30
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,101) for 2011	3,244	0.05	—	—
Contingent purchase compensation expense, net of tax of $(1,073) and $(2,765) for 2011 and 2012, respectively	1,657	0.02	4,793	0.07
Amortization expense, net of tax of $(1,580) and $(2,916) for 2011 and 2012, respectively	2,783	0.04	5,142	0.07
Net earnings and diluted earnings per share, as adjusted	$22,934	$0.34	$30,388	$0.44

	Nine Months Ended September 30,
	2011		2012
Diluted weighted average shares outstanding	66,404		67,943
Net earnings and diluted net earnings per share, as reported	$52,220	0.79	$48,993	0.72
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,101) and $(2,051) for 2011 and 2012, respectively	3,244	0.05	3,114	0.05
Loss on refinancing of debt, net of tax of $(2,367) for 2011	3,655	0.06	—	—
Contingent purchase compensation expense, net of tax of $(3,066) and $(9,960) for 2011 and 2012, respectively	4,734	0.07	16,183	0.24
Amortization expense, net of tax of $(4,283) and $(7,898) for 2011 and 2012, respectively	7,356	0.11	13,609	0.20
Net earnings and diluted earnings per share, as adjusted	$71,209	$1.07	$81,899	$1.21

-continued-

Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended September 30,
	2011	2012
	(in thousands)
Same contracts:
Fee-for-service revenue	$302,444	$317,744
Contract and other revenue	107,991	105,613
Total same contracts	410,435	423,357
New contracts, net of terminations:
Fee-for-service revenue	18,984	20,188
Contract and other revenue	10,817	29,009
Total new contracts, net of terminations	29,801	49,197
Acquired contracts:
Fee-for-service revenue	2,643	48,293
Contract and other revenue	684	18,375
Total acquired contracts	3,327	66,668
Consolidated:
Fee-for-service revenue	324,071	386,225
Contract and other revenue	119,492	152,997
Total net revenue	$443,563	$539,222
The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended September 30,
	2011	2012
	(in thousands)
Fee-for-service visits and procedures:
Same contract	2,142	2,196
New and acquired contracts, net of terminations	176	425
Total fee-for-service visits and procedures	$2,318	$2,621

-continued-

Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Nine Months Ended September 30,
	2011	2012
	(in thousands)
Same contracts:
Fee-for-service revenue	$835,298	$880,018
Contract and other revenue	291,271	291,235
Total same contracts	1,126,569	1,171,253
New contracts, net of terminations:
Fee-for-service revenue	91,760	111,904
Contract and other revenue	58,434	93,894
Total new contracts, net of terminations	150,194	205,798
Acquired contracts:
Fee-for-service revenue	5,846	115,529
Contract and other revenue	684	31,603
Total acquired contracts	6,530	147,132
Consolidated:
Fee-for-service revenue	932,904	1,107,451
Contract and other revenue	350,389	416,732
Total net revenue	$1,283,293	$1,524,183
The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Nine Months Ended September 30,
	2011	2012
	(in thousands)
Fee-for-service visits and procedures:
Same contract	$5,933	$6,083
New and acquired contracts, net of terminations	826	1,578
Total fee-for-service visits and procedures	$6,759	$7,661